CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of "Independent Registered Public Accounting Firm" in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses and to the use of our reports dated February 21, 2017 (for the USAA Nasdaq-100 Index Fund and the Ultra Short-Term Bond Fund) on the financial statements and financial highlights as of and for the periods ended December 31, 2016 in the Post-Effective Amendment Number 139 to the Registration Statement (Form N-1A No. 33-65572).

San Antonio, Texas

February 24, 2017